Exhibit r.

CODE OF ETHICS

I.	INTRODUCTION

NeXt Asset Management, LLC (the “Adviser”) seeks to foster and maintain a reputation for honesty, integrity and professionalism.  That reputation is a vital business asset.  The confidence and trust placed in Adviser are highly valued and must be protected.  Adviser has adopted this Code of Ethics (the “Code”) in accordance with Rules 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-l under the Investment Company Act of 1940, as amended.  The Code includes the Adviser’s policy with respect to personal investment and trading and its insider trading policy and procedures.  NeXt Innovation Corp. (referred to as, the “BDC” or the “Fund”) has similarly and jointly adopted this Code of Ethics.  Thus, this Code of Ethics is applicable to all employees of the Adviser and the Fund (collectively “NeXt”).

II.	DEFINITIONS

A.          Access Person.  The term “Access Person” means (i) any Supervised Person who (1) has access to nonpublic information regarding a Client’s purchase or sale of securities; (2) has access to nonpublic information regarding the portfolio holdings of any Reportable Fund; and/or (3) is involved in making securities recommendations to Clients or who has access to such recommendations that are nonpublic and (ii) all of the directors, officers, employees, members or partners of NeXt.  By way of example, Access Persons include portfolio management personnel and service representatives who communicate investment advice to Clients.  Administrative, technical, and clerical personnel may also be Access Persons if their functions or duties provide them with access to nonpublic information.

B.           Advisers Act.  The term “Advisers Act” means the Investment Advisers Act of 1940, as amended.

C.           Automatic Investment Plan.  An “Automatic Investment Plan” is a program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts according to a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

D.           Beneficial Ownership.  You will be considered to have “Beneficial Ownership” in a Security if: (i) you have a Pecuniary Interest in the Security; (ii) you have voting power with respect to the Security, meaning the power to vote or direct the voting of the Security; or (iii) you have the power to dispose, or direct the disposition of, the Security.  If you have any question about whether an interest in a Security or an account constitutes Beneficial Ownership of that Security, you should contact a Compliance Officer.

E.           Chief Compliance Officer.  The “Chief Compliance Officer” is the Access Person designated respectively by Adviser and BDC for each entity respectively as such, as identified in NeXt’s Compliance Policies and Procedures Manual.

F.           Client.  The term “Client” means any investment entity or account advised or managed or subadvised by Adviser, including any pooled investment vehicle advised or subadvised by Adviser.

G.           Commission.  The term “Commission” means the United States Securities and Exchange Commission.

H.           Compliance Officer.  The term “Compliance Officer” shall mean an Access Person deemed by NeXt to be sufficiently experienced to perform senior-level compliance functions, and shall include the Chief Compliance Officer.

I.            Exchange Act.  The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

J.            Federal Securities Laws.  The term “Federal Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted under the Bank Secrecy Act by the Commission or the Department of the Treasury.

K.           Immediate Family.  The term “Immediate Family” includes a Supervised Person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

L.           Index Securities.  The term “Index Securities” means exchange-traded funds and derivatives based on broad-based indices.

M.          Initial Public Offering.  The term “Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

N.           Investment Company Act.  The term “Investment Company Act” means the Investment Company Act of 1940, as amended.

O.           Non-Reportable Securities.  The term “Non-Reportable Securities” means:  (i) direct obligations of the U.S. Government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds registered under the Investment Company Act, other than Reportable Funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

P.           Pecuniary Interest.  You will be considered to have a “Pecuniary Interest” in a Security if you, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Security.  The term “Pecuniary Interest” is construed very broadly.  The following examples illustrate this principle:  (i) ordinarily, you will be deemed to have a “Pecuniary Interest” in all Securities owned by members of your Immediate Family who share the same household with you; (ii) if you are a general partner of a general or limited partnership, you will be deemed to have a “Pecuniary Interest” in all Securities held by the partnership; (iii) if you are a shareholder of a corporation or similar business entity, you will be deemed to have a “Pecuniary Interest” in all Securities held by the corporation if you are a controlling shareholder or have or share investment control over the corporation’s investment portfolio; (iv) if you have the right to acquire equity Securities through the exercise or conversion of a derivative Security, you will be deemed to have a Pecuniary Interest in the Securities, whether or not your right is presently exercisable; (v) if you are the sole member or a manager of a limited liability company, you will be deemed to have a Pecuniary Interest in the Securities held by the limited liability company; and (vi) ordinarily, if you are a trustee or beneficiary of a trust, where either you or members of your Immediate Family have a vested interest in the principal or income of the trust, you will be deemed to have a Pecuniary Interest in all Securities held by that trust.  If you have any question about whether an interest in a Security or an account constitutes a Pecuniary Interest, you should contact the Chief Compliance Officer.

Q.           Reportable Fund.  The term “Reportable Fund” means (i) any fund for which Adviser serves as investment adviser; or (ii) any fund whose investment adviser or principal underwriter controls Adviser, is controlled by Adviser, or is under common control with Adviser.  As used in this definition, the term control has the same meaning as it does in Section 2(a)(9) of the Investment Company Act.

R.           Reportable Security.  The term “Reportable Security” includes all Securities (including Index Securities) other than Non-Reportable Securities.

S.           Restricted List.  The “Restricted List” is a list maintained by the Chief Compliance Officer and will include the name of any company, whether or not a client of Adviser, as to which one or more individuals at Adviser has a fiduciary relationship or may have material information which has not been publicly disclosed.  No Supervised Person may trade in Securities on the Restricted List, whether for his own account or for the account of a Client.

T.           Securities Act.  The term “Securities Act” means the Securities Act of 1933, as amended.

U.           Security.  The term “Security” has the same meaning as it has in section 202(a)(18) of the Advisers Act.  For purposes of this Code, the following are Securities:

Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.

The following are not Securities:

Commodities, futures and options traded on a commodities exchange, including currency futures, except that (i) options on any group or index of Securities and (ii) futures on any group or narrow-based index of Securities are Securities.

You should note that “Security” includes a right to acquire a Security, as well as an interest in a collective investment vehicle (such as a limited partnership or limited liability company).

V.           Supervised Person.  The term “Supervised Person” means (i) any partner, member, officer or director of NeXt, or other person occupying a similar status or performing similar function; (ii) any employee of NeXt; (iii) any U.S. consultant who has been contracted by NeXt for more than ninety (90) days; and (iv)  any other person who provides advice on behalf of NeXt and is subject to NeXt's supervision and control.

III.	PERSONAL INVESTMENT AND TRADING POLICY

A.	General Statement

NeXt is committed to maintaining the highest standard of business conduct.

NeXt and its Supervised Persons must not act or behave in any manner or engage in any activity that (1) involves or creates even the suspicion or appearance of the misuse of material, nonpublic information by NeXt or any Supervised Person or (2) gives rise to, or appears to give rise to, any breach of fiduciary duty owed to any Client or investor.

In addition, the Federal Securities Laws require that investment advisers maintain a record of every transaction in any Security, with certain exceptions, as described below, in which any Access Person acquires or disposes of Beneficial Ownership where the Security is or was held in an account over which the Access Person has direct or indirect influence or control.  Given the current size of its operations, NeXt has chosen to require reporting of transactions, as well as pre-approval of certain transactions, for all Supervised Persons, rather than only Access Persons.

NeXt has developed the following policies and procedures relating to personal trading in Securities and the reporting of such personal trading in Securities in order to ensure that each Supervised Person satisfies the requirements of this Code.

B.	Requirements of this Code

1.           Duty to Comply with Applicable Laws.

All Supervised Persons are required to comply with the Federal Securities Laws, the fiduciary duty owed by Adviser to its Clients, as applicable, and this Code.

2.           Duty to Report Violations.

Each Supervised Person is required by law to promptly notify the Chief Compliance Officer or designee in the event he or she knows or has reason to believe that he or she or any other Supervised Person has violated any provision of this Code.  If a Supervised Person knows or has reason to believe that the Chief Compliance Officer has violated any provision of this Code, the Supervised Person must promptly notify the Chief Financial Officer and is not required to notify the Chief Compliance Officer.

NeXt is committed to fostering a culture of compliance.  NeXt therefore urges you to contact the Chief Compliance Officer or designee if you have any questions regarding compliance.  You will not be penalized and your status at NeXt will not be jeopardized by communicating with the Chief Compliance Officer.  Reports of violations or a suspected violations also may be submitted anonymously to the Chief Compliance Officer or designee.  Any retaliatory action taken against any person who in good faith reports a violation or a suspected violation of this Code is itself a violation of this Code and cause for appropriate corrective action, including dismissal.

3.           Duty to Provide Copy of the Code of Ethics and Related Certification.

NeXt will provide all Supervised Persons with a copy of this Code and all subsequent amendments.  By law, all Supervised Persons must in turn provide written acknowledgement to the Chief Compliance Officer or designee of their initial receipt and review of this Code, their annual review of this Code and their receipt and review of any subsequent amendments to this Code.

C.	Restrictions on Supervised Persons Trading in Securities

1.           General Statement.

No Supervised Person may engage in a transaction in a Security, which includes an interest in a collective investment vehicle, that is also the subject of a transaction by a Client if the Supervised Person’s transaction would disadvantage or appear to disadvantage the Client or if the Supervised Person would profit from or appear to profit from the transaction, whether or not at the expense of the Client.  The following specific restrictions apply to all trading activity by Supervised Persons:

(a)           No Supervised Person may engage in any purchases of a Reportable Security other than an Index Security.  Any transaction in an Index Security will be permitted only in compliance with the reporting requirements of this Code.  Sales of Reportable Securities other than Index Securities will be permitted only in compliance with the reporting and preclearance requirements of this Code.

(b)           Any transaction in a Security in anticipation of an order from or on behalf of a Client, also known as “front running,” is prohibited.

(c)           Any transaction in a Security included on the Restricted List of issuers maintained by NeXt is prohibited.  The Restricted List is maintained by the Chief Compliance Officer and his or her designees.  The Chief Compliance Officer or such other Compliance Officer as may be designated shall be responsible for:  (i) determining whether any security identified by a Supervised Person should be included on the Restricted List; (ii) determining when securities should be removed from the Restricted List; and (iii) ensuring that securities are added to and removed from the Restricted List, as appropriate.  The Restricted List shall be reviewed by the Chief Compliance Officer or designee at least quarterly.

(d)           Any transaction in a Security which the Supervised Person knows or has reason to believe is being purchased or sold, or is being considered for purchase or sale, by or on behalf of a Client is prohibited until the Client’s transaction has been completed or consideration of the transaction is abandoned.  A Security is “being considered for purchase or sale” the earlier of when a recommendation to purchase or sell has been made and communicated or the Security is placed on Adviser’s research project lists and, with respect to the person making the recommendation, when the person seriously considers making such a recommendation.

(e)           Any transaction in a Security during the period which begins three days before and ends three days after any Client has traded in that Security is prohibited, unless approved by a Compliance Officer.

(f)           Any transaction in a Security on the same day in which any Client has a pending or actual transaction is prohibited, unless approved by a Compliance Officer.

(g)           Personal account trading must be done on the Supervised Person’s own time without placing undue burden on NeXt’s time.

(h)           No trades should be undertaken which are beyond the financial resources of the Supervised Person.

(i)           Except in extraordinary circumstances, no transaction will be permitted if the Securities purchased are expected to have less than a thirty-day holding period or if they are seen as presently or potentially part of a Client strategy.

(j)           There is a presumption that a Supervised Person can exert some measure of influence or control over accounts held by members of such person’s Immediate Family sharing the same household.  Therefore, transactions by immediate family sharing the same household are subject to the policies herein.  A Supervised Person may rebut this presumption by presenting convincing evidence, in writing, to the Chief Compliance Officer and request an exemption to the policies herein.  All exemptions must be approved by the Chief Compliance Officer, in writing.

2.           All Sales of Reportable Securities, other than (i) Exempt Transactions described below in Section 4 or (ii) sales of Index Securities, must be pre-cleared by the Compliance Office under Section 5(b) below.

3.           Use of Broker-Dealers and Brokerage Accounts.

(a)           You may not engage, and you may not permit any other person or entity to engage, in any purchase or sale of publicly traded Reportable Securities of which you have, or by reason of the transaction will acquire, Beneficial Ownership, except through a registered broker-dealer or registered investment advisor.

(b)           You must provide written notice to a Compliance Officer of your opening of an account with a bank, advisor or broker through which you have the ability to purchase or sell Securities promptly after opening the account, and in any event before the first order for the purchase or sale of a Security is placed in the account.  A Compliance Officer will then ask you to complete and sign a written notice to the broker or bank, (the  forms of which are attached as Appendix IV and Appendix V hereto) which  discloses your affiliation with Adviser and request that copies of trade confirmations and statements be sent to the Chief Compliance Officer.  A Compliance Officer will execute this notice on behalf of NeXt and transmit it to the broker.

4.           The following are Exempt Transactions that do not require preclearance by a Compliance Officer:

(a)           Any transaction in Securities in an account over which a Supervised Person does not have any direct or indirect influence or control (such as a fully discretionary managed account through a registered investment advisor).

(b)           Purchases of Securities under Automatic Investment Plans (such as an employee sponsored 401K).

(c)           Purchases of Securities by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities for which a Supervised Person has Beneficial Ownership.

(d)           Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities for which a Supervised Person has Beneficial Ownership.

(e)           Such other classes of transactions as may be exempted from time to time by the Chief Compliance Officer based upon a determination that the transactions are unlikely to violate Rule 204A-1 under the Advisers Act.

(f)           Such other specific transactions as may be exempted from time to time by the Chief Compliance Officer.

5.           Preclearance and Verification Procedures.

The following procedures shall govern all sales of Securities in which a Supervised Person has Beneficial Ownership (“Supervised Person Sales”) and which are subject to preclearance by a Compliance Officer.

(a)           Supervised Person Sales Subject to Preclearance.

A Supervised Person Sale may be disapproved if it is determined by the Chief Compliance Officer or designee that the Supervised Person is unfairly benefiting from, or that the transaction is in conflict with, or appears to be in conflict with, any Client Transaction (as defined below) any of the above-described trading restrictions, or this Code.  “Client Transactions” include transactions for any Client or any other account managed or advised by any Supervised Person for a fee.

The determination that a Supervised Person may unfairly benefit from, or that a Supervised Person Sale may conflict with or appears to be in conflict with, a Client Transaction will be subjective and individualized, and may include questions about the timely and adequate dissemination of information, availability of bids and offers, and other factors deemed pertinent for that transaction or series of transactions.  It is possible that a disapproval of a Supervised Person Sale could be costly to a Supervised Person or members of a Supervised Person’s family; therefore, each Supervised Person should take great care to adhere to NeXt’s trading restrictions and avoid conflicts of interest or the appearance of conflicts of interest.

Any disapproval of a Supervised Person Sale shall be in writing.  A Supervised Person may appeal any such disapproval by written notice to the  Chief Financial Officer within two business days after receipt of notice of disapproval.  The appeal must be resolved promptly by the Chief Financial Officer.

(b)           Procedures for Preclearance of Supervised Person Sales.

(i)           Supervised Person Sales through Brokers or Banks.  Supervised Person Sales through brokers or banks are not permitted except through an account for which the Supervised Person has provided written notice to Adviser, and completed and signed a notice to the broker or bank to be sent by Adviser, in accordance with Section III.C.3(b).

To seek approval of a Supervised Person Sale, the Supervised Person must submit a request, to the Compliance Officer prior to executing each transaction through the broker or bank.  The Compliance Officer will notify a Supervised Person within two business days of any conflict and will advise whether the Supervised Person Sale has been cleared.

(ii)           Other Transactions.  All other Supervised Person Sales must be cleared in writing by the Compliance Officer prior to the Supervised Person’s entering into the transaction.  If a Supervised Person wishes to engage in such a transaction, he or she must submit a request to the Compliance Officer.  The Compliance Officer will notify the Supervised Person within five business days of any conflict and will advise whether the Supervised Person Sale has been cleared.

IV.	REPORTING

A.	Reports About Securities Holdings and Transactions

Supervised Persons must submit to the Chief Compliance Officer or designee periodic written reports about their Securities holdings, transactions, and accounts, and the Securities of other persons if the Supervised Person has Beneficial Ownership of such Securities and the accounts of other persons if the Supervised Person has direct or indirect influence or control over such accounts.  The obligation to submit these reports and the content of these reports are governed by the Federal Securities Laws.  The reports are intended to identify conflicts of interest that could arise when a Supervised Person invests in a Security or holds accounts that permit these investments, and to promote compliance with this Code.  Adviser is sensitive to privacy concerns and will try not to disclose your reports to anyone unnecessarily.  Report forms are attached.

Failure to file a timely, accurate, and complete report is a serious breach of Commission rules and this Code.  If a Supervised Person is late in filing a report, or files a report that is misleading or incomplete, the Supervised Person may face sanctions including identification by name to the Chief Compliance Officer, withholding of salary or bonuses, or termination of employment.

1.           Initial Disclosure Reports:  Within ten days after you become a Supervised Person, you must submit to the Chief Compliance Officer or designee a securities accounts report (a form of which is attached as Appendix II thereto) and private investments report (a form of which is attached as Appendix VI thereto) based on information that is current as of a date not more than 45 days prior to the date you become a Supervised Person.

(a)           The Initial Report of Securities Accounts contains the following:

(i)           The name/title and type of Security, and, as applicable, the exchange ticker symbol or CUSIP number, the number of equity shares and principal amount of each Reportable Security for which you had Beneficial Ownership.  You may provide this information by referring to attached copies of broker transaction confirmations or account statements from the applicable recordkeepers that contain the information.

(ii)          The name and address of any broker, dealer, or bank or other institution (such as a general partner of a limited partnership, or transfer agent of a company) that maintained any account holding any Securities for which you have Beneficial Ownership, and the account numbers and names of the persons for whom the accounts are held.

(iii)         An executed statement (and a letter or other evidence) pursuant to which you have instructed each broker, dealer, bank, or other institution to provide duplicate account statements and confirmations of all Securities transactions, unless Adviser indicates that the information is otherwise available to it.  The form of this statement is attached as Appendix IV (for personal accounts) and Appendix V (for related accounts) hereto.

(iv)         The date you submitted the report.

(b)           The Initial Report of Private Investments contains the following:

(i)           A description of all private investments for which you have a Beneficial Ownership, the principal amount of those private investments, the approximate dates of acquisition, and whether the private investments involve or are associated with companies that have publicly traded debt or equity.

(ii)           The date you submitted the report.

2.           Quarterly Transaction Report:  Unless, as noted below, the Chief Compliance Officer already receives trade confirmations or account statements for all of your transactions in Reportable Securities, within 30 days after the end of each calendar quarter, you, as a Supervised Person, must submit to the Chief Compliance Officer or designee a transaction report, a form of which is attached as Appendix III hereto, that contains:

(a)           With respect to any transaction during the quarter in any Reportable Security in which you had, or as a result of the transaction acquired, Beneficial Ownership of the Reportable Security:

(i)           The date of the transaction, the name/title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of equity shares of, or the principal amount of debt represented by, and principal amount of each Reportable Security involved;

(ii)           The nature of the transaction, i.e., purchase, sale or other type of acquisition or disposition;

(iii)           The price at which the transaction in the Reportable Security was effected;

(iv)           The name of the broker, dealer, bank, or other institution with or through which the transaction was effected.

(b)           The name and address of any broker, dealer, bank, or other institution, such as a general partner of a limited partnership, or transfer agent of a company, that maintained any account in which any Securities were held during the quarter of which you have Beneficial Ownership, the account numbers and names of the persons for whom the accounts were held, and the date when each account was established.

(c)           An executed statement, and a letter or other evidence, pursuant to which you have instructed each broker, dealer, bank, or other institution that has established a new account over which you have direct or indirect influence or control during the past quarter to provide duplicate account statements and confirmations of all Securities transactions to NeXt, unless NeXt indicates that the information is otherwise available to it.  The form of this statement is attached as Appendix IV and Appendix V hereto.

(d)           The date that you submitted the report.

***You need not submit a quarterly transaction report to the Chief Compliance Officer or designee if it would duplicate information contained in trade confirmations or account statements already received by the Chief Compliance Officer or designee, provided that those trade confirmations or statements are received not later than 30 days after the close of the calendar quarter in which the transaction takes place. ***

3.           Annual Employee Certification:  You must, no later than October 15 of each year, submit to the Chief Compliance Officer or designee an Annual Employee Certification, that is current as of a date no earlier than September 1 of the same calendar year (the “Annual Report Date”) and that contains:

(a)           The name and address of any broker, dealer, investment advisor or bank or other institution, such as a general partner of a limited partnership, or transfer agent of a company, that maintained any account holding any Securities for which you have Beneficial Ownership on the Annual Report Date, the account numbers and names of the persons for whom the accounts are held, and the date when each account was established.

(b)           A description of any private investments for which you have a Beneficial Ownership on the Annual Report Date, the principal amount of the investment, the approximate date of the acquisition, and whether the private investment involves or is associated with a company that has publicly trade debt or equity.

(c)           The date that you submitted the report.

Exception to requirement to list transactions or holdings subject to IV.2 and IV.3(a) above:  You are not required to submit (i) holdings or transactions reports for any account over which you had no direct or indirect influence or control (such as a fully discretionary managed account through a registered investment advisor) or (ii) transaction reports with respect to transactions effected pursuant to an Automatic Investment Plan, unless requested by NeXt.  You must still identify the existence of the account in your list of accounts.  Transactions that override pre-set schedules or allocations of an automatic investment plan or trades that are directed by you in a fully discretionary managed account, however, must be included in a quarterly transaction report.

4.           Please ask the Chief Compliance Officer if you have questions about the above-described disclosure and transaction reporting requirements.

B.	Review of Reports and Other Documents

The Chief Compliance Officer or a designee of the Chief Compliance Officer will review each report submitted by Supervised Persons, and each account statement or confirmation from institutions that maintain their accounts, as promptly as practicable.  In any event all Initial Disclosure Reports will be reviewed within 20 business days of receipt, and the review of all timely-submitted Quarterly Transaction Reports will be completed by the end of the quarter in which received.  As part of his or her review, the Chief Compliance Officer or his or her designee will confirm that all necessary pre-approvals have been obtained.  To ensure adequate scrutiny, documents concerning a member of the Compliance Office will be reviewed by a different member of the Compliance Office, or if there is only one member of the Compliance Office, by the Chief Financial Officer.

A report documenting the above review and any exceptions noted will be prepared by the Chief Compliance Officer and circulated to NeXt’s Management Committee within 60 days of the end of the quarter in which the reports were received.

Review of submitted holding and transaction reports will include not only an assessment of whether the Supervised Person followed all required procedures of this Code, such as preclearance, but may also:  compare the personal trading to any restricted lists; assess whether the Supervised Person is trading for his or her own account in the same securities he or she is trading for Clients, and, if so, whether the Clients are receiving terms as favorable as the Supervised Person receives; periodically analyze the Supervised Person’s trading for patterns that may indicate abuse, including market timing; investigate any substantial disparities between the quality of performance the Supervised Person achieves for his or her own account and that he or she achieves for Clients; and investigate any substantial disparities between the percentage of trades that are profitable when the Supervised Person trades for his or her own account and the percentage that are profitable when he or she places trades for Clients.

V.	POLICY ON GIFTS

A.           Supervised Persons may not accept gifts from any person in a single year with a value in excess of $100where such gift or gratuity is in relation to the business of NeXt.

B.           The Policy does not apply to gifts of de minimis value (e.g., pens, notepads, donuts, pizza, modest desk ornaments) or to promotional items of nominal value that display the person’s firm logo (e.g., umbrellas, tote bags, shirts).  De minimis gifts and promotional items must be substantially less than the $100 limit to fall within the exclusion.  Gifts valued in amounts greater than or near $25 would not be considered de minimis or nominal.

C.           Regardless of dollar value, Supervised Persons may not accept any gift or entertainment that is inappropriate under the circumstances, or inconsistent with applicable law or regulations, from any person or entity that does business, or desires to do business, with NeXt directly or on behalf of a Client.

D.           The Policy generally does not apply to personal gifts (e.g., wedding gifts), as long as the gifts are not “in relation to the business of NeXt”.  In determining whether a gift is “in relation to the business of NeXt”, NeXt employees should consider a number of factors, including the nature of any pre-existing personal or family relationship between the person giving the gift and the NeXt employee, and if known, whether the person giving the gift paid for the gift themselves or if the person’s company directly or indirectly paid for the gift.  When the person’s employer bears the cost of a gift, either directly or via a reimbursement, NeXt employees should presume that the gift is in relation to the business of NeXt.

E.           Regardless of dollar value, Supervised Persons may not give a gift or provide entertainment that is inappropriate under the circumstances, or inconsistent with applicable law or regulations, to persons associated with securities or financial organizations, exchanges, member firms, commodity firms, news media, or Clients.  Supervised Persons should not give or receive gifts or entertainment that would be embarrassing to you or NeXt if made public.

F.           NeXt employees must report 1) the receipt or giving of all gifts (other than personal gifts and gifts of de minimis or nominal value, as defined above), and 2) the receipt of business entertainment in excess of $250 to the Chief Compliance Officer or designee.  All business entertainment with a value in excess of $500 must be pre-approved by the NeXt employee’s supervisor prior to accepting the business entertainment.

VI.	COMPLIANCE

A.	Certificate of Receipt

Supervised Persons are required to acknowledge receipt of the Compliance Manual and, therefore, your copy of this Code and that you have read and understood the Compliance Manual.  A form for this purpose is attached to this Code as Appendix I.

B.	Annual Certificate of Compliance

Supervised Persons are required to certify upon becoming a Supervised Person or the effective date of this Code, whichever occurs later, and annually thereafter, that you have read and understand this Code and recognize that you are subject to this Code.  Each annual certificate will also state that you have complied with all of the requirements of this Code during the prior year.

C.	Remedial Actions

If you violate this Code, including filing a late, inaccurate or incomplete holdings or transaction report, you will be subject to remedial actions, which may include, but are not limited to, any one or more of the following:  (1) a warning; (2) disgorgement of profits; (3) imposition of a fine, which may be substantial; (4) demotion, which may be substantial; (5) suspension of employment, with or without pay; (6) termination of employment; or (7) referral to civil or governmental authorities for possible civil or criminal prosecution.  If you are normally eligible for a discretionary bonus, any violation of the Code may also reduce or eliminate the discretionary portion of your bonus.

VII.	RETENTION OF RECORDS

The Chief Compliance Officer will maintain, for a period of five years unless specified in further detail below, the records listed below. The records will be maintained at the Firm’s principal place of business for at least two years and in an easily accessible, but secured, place for the entire five years.

A.           A record of the names of persons who are currently, or within the past five years were, Access Persons of Adviser.

B.           The Annual Certificate of Compliance signed by all persons subject to this Code acknowledging receipt of copies of the Code and acknowledging they are subject to it and will comply with its terms.  All Annual Certificates of each Supervised Person must be kept for five years after the individual ceases to be a Supervised Person.

C.           A copy of each Code that has been in effect at any time during the five-year period.

D.           A copy of each report made by a Supervised Person pursuant to this Code, including any broker trade confirmations or account statements that were submitted in lieu of the persons’ quarterly transaction reports.

E.           A record of all known violations of the Code and of any actions taken as a result thereof, regardless of when the violations were committed.

F.           A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Supervised Persons, for at least five years after the end of the fiscal year in which the approval is granted.

G.           A record of all reports made by the Chief Compliance Officer related to this Code.

VIII.	NOTICES.

For purposes of this Code, all notices, reports, requests for clearance, questions, contacts, or other communications to the Chief Compliance Officer or the Chief Financial Officer will be considered delivered if given to the Chief Compliance Officer or the Chief Financial Officer, respectively.

IX.	REVIEW.

This Code will be reviewed by the Chief Compliance Officer on an annual basis to ensure that it is meeting its objectives, is functioning fairly and effectively, and is not unduly burdensome to Adviser or Supervised Persons.  Supervised Persons are encouraged to contact the Chief Compliance Officer with any comments, questions or suggestions regarding implementation or improvement of the Code.

Appendix I

NEXT
ACKNOWLEDGMENT AND CERTIFICATION

NEXT
COMPLIANCE POLICIES AND PROCEDURES MANUAL

I hereby certify to NeXt  that:

(1)           I have received and reviewed NeXt’s Compliance Policies and Procedures Manual (the “Compliance Manual”);

(2)           To the extent I had questions regarding any policy or procedure contained in the Compliance Manual, I received satisfactory answers to those questions from appropriate NeXt personnel;

(3)           I fully understand the policies and procedures contained in the Compliance Manual;

(4)           I understand and acknowledge that I am subject to the Compliance Manual;

(5)           I will comply with the policies and procedures contained in the Compliance Manual at all times during my association with NeXt, and agree that the Compliance Manual may, under certain circumstances, continue to apply to me subsequent to the termination of my association with NeXt.

(6)           I understand and acknowledge that if I violate any provision of the Compliance Manual,  I will be subject to remedial actions, which may include, but are not limited to, any one or more of the following: (a) a warning; (b) disgorgement of profits; (c) imposition of a fine, which may be substantial; (d) demotion, which may be substantial; (e) suspension of employment, with or without pay; (f) termination of employment; or (g) referral to civil or governmental authorities for possible civil or criminal prosecution.  I further understand that, to the extent I would otherwise be eligible for a discretionary bonus, if I violate the Compliance Manual this may reduce or eliminate the discretionary portion of my bonus.

Date:
Signature

Print Name

I-1

Appendix II

NEXT
INITIAL REPORT OF SECURITIES ACCOUNTS

In accordance with NeXt’s policies and procedures, please indicate whether you maintain securities accounts over which you have influence or control and/or in which any securities are held for which you have Beneficial Ownership1 (“Securities Accounts”).  Securities Accounts include accounts of any kind held at a broker, bank, investment advisor, or money manager.

☐           I do maintain Securities Accounts.

☐           I do not maintain Securities Accounts.

If you indicated above that you do maintain Securities Accounts, please (1) complete the Personal Trading Account and/or Related Trading Account letters of direction (enclosed), (2) provide the information in the following table (use additional paper if necessary), and (3) attach a copy of the most recent account statement listing holdings for each account identified below:

Account Name	Broker/Institution Name	Account Number	Broker/Institution’s Address	Is this account managed by a 3rd party (such as an investment advisor) on a fully discretionary basis in which you do not direct any transactions? (Yes/No)

I certify that this form is accurate and complete, and I have attached statements (if any) for all of my Securities Accounts.

___________________________________
Signature

_____________________	___________________________________
Date	Print Name

1           You will be considered to have “Beneficial Ownership” in a Security if: (i) you have a Pecuniary Interest in the Security; (ii) you have voting power with respect to the Security, meaning the power to vote or direct the voting of the Security; or (iii) you have the power to dispose, or direct the disposition of, the Security.  You will be considered to have a “Pecuniary Interest” in a security if you, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. The term “Pecuniary Interest” is construed very broadly. The following examples illustrate this principle: (i) ordinarily, you will be deemed to have a “Pecuniary Interest” in all Securities owned by members of your Immediate Family who share the same household with you; (ii) if you are a general partner of a general or limited partnership, you will be deemed to have a “Pecuniary Interest” in all Securities held by the partnership; (iii) if you are a shareholder of a corporation or similar business entity, you will be deemed to have a “Pecuniary Interest” in all Securities held by the corporation if you are a controlling shareholder or have or share investment control over the corporation’s investment portfolio; (iv) if you have the right to acquire equity Securities through the exercise or conversion of a derivative Security, you will be deemed to have a Pecuniary Interest in the Securities, whether or not your right is presently exercisable; (v) if you are the sole member or a manager of a limited liability company, you will be deemed to have a Pecuniary Interest in the Securities held by the limited liability company; and (vi) ordinarily, if you are a trustee or beneficiary of a trust, where either you or members of your Immediate Family have a vested interest in the principal or income of the trust, you will be deemed to have a Pecuniary Interest in all Securities held by that trust.

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Appendix III

NEXT
 QUARTERLY BROKERAGE ACCOUNT
AND NON-BROKER TRANSACTION REPORT

Notes:

1.  Capitalized terms not defined in this report are defined in the Code of Ethics of NeXt (the “Code”).

2.  You must cause each broker-dealer that maintains an account over which you have influence or control and holds Securities for which you have Beneficial Ownership to provide to the Chief Compliance Officer, on a timely basis, duplicate copies of confirmations of all transactions in the account and duplicate statements for the account and you must report to the Chief Compliance Officer, within 30 days of the end of each calendar quarter, all transactions effected without the use of a registered broker-dealer in Securities, other than transactions in Non-Reportable Securities.

The undersigned has requested that you receive duplicate statements and confirmations on his or her behalf from the following brokers:

Name	Broker	Account Number	Date	Date Account Opened

The following are Securities transactions that have not been reported and/or executed through a broker-dealer, i.e. during the previous calendar quarter.

Date	Buy/Sell	Security Name	Amount	Price	Broker/Issuer

By signing this document, I am certifying that I have caused duplicate confirmations and duplicate statements to be sent to the Chief Compliance Officer of NeXt for every brokerage account that trades in Securities.

Date	Signature

III-1

1.
Transactions required to be reported.  You should report every transaction in which you acquired or disposed of any Security in which you had a Pecuniary Interest during the calendar quarter.  The term “beneficial ownership” is the subject of a long history of opinions and releases issued by the Securities and Exchange Commission and generally means that you would receive the benefits of owning a Security.  The term includes, but is not limited to the following cases and any other examples in the Code:

(A)	Where the Security is held for your benefit by others, such as brokers, custodians, banks and pledgees;

(B)	Where the Security is held for the benefit of members of your Immediate Family sharing the same household;

(C)
Where Securities are held by a corporation, partnership, limited liability company, investment club or other entity in which you have an equity interest if you are a controlling equityholder or you have or share investment control over the Securities held by the entity;

(D)	Where Securities are held in a trust for which you are a trustee and under which either you or any member of your Immediate Family have a vested interest in the principal or income; and

(E)	Where Securities are held in a trust for which you are the settlor, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

Notwithstanding the foregoing, the following transactions are not required to be reported:

(A)	Transactions in Securities which are direct obligations of the United States;

(B)	Transactions effected in any account over which you have no direct or indirect influence or control; or

(C)	Shares of registered open-end investment companies.

2.
Security Name.  State the name of the issuer and the class of the Security, e.g., common stock, preferred stock or designated issue of debt securities, including the interest rate, principal amount and maturity date, if applicable.  In the case of the acquisition or disposition of a futures contract, put, call option or other right, referred to as “options,” state the title of the Security subject to the option and the expiration date of the option.

3.
Futures Transactions.  Please remember that duplicates of all Confirmations, Purchase and Sale Reports, and month-end Statements must be sent to Adviser by your broker.  Please double check to be sure this occurs if you report a future transaction.

4.	Transaction Date. In the case of a market transaction, state the trade date, not the settlement date.

III-2

5.	Nature of Transaction (Buy or Sale). State the character of the transaction, e.g., purchase or sale of Security, purchase or sale of option, or exercise of option.

6.
Amount of Security Involved (No. of Shares).  State the number of shares of stock, the face amount of debt Securities or other units of other Securities.  For options, state the amount of Securities subject to the option.  If your ownership interest was through a spouse, relative or other natural person or through a partnership, trust, other entity, state the entire amount of Securities involved in the transaction.  In such cases, you may also indicate, if you wish, the extent of your interest in the transaction.

7.
Purchase or Sale Price.  State the purchase or sale price per share or other unit, exclusive of brokerage commissions or other costs of execution.  In the case of an option, state the price at which it is currently exercisable.  No price need be reported for transactions not involving cash.

8.	Broker, Dealer or Bank Effecting Transaction. State the name of the broker, dealer or bank with or through whom the transaction was effected.

9.	Signature. Sign the form in the space provided.

10.	Filing of Report. This report should be filed NO LATER THAN 30 CALENDAR DAYS following the end of each calendar quarter.

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Appendix IV

NEXT
PERSONAL TRADING ACCOUNT
LETTER OF DIRECTION

To Whom This May Concern:

I, ___________________________ (print name), currently maintain an investment account with your institution, and hereby request that duplicate trade confirmations and monthly account statements be disseminated to my employer, NeXt, at the following address:

Attn: Chief Compliance Officer
NeXt
2965 Woodside Road
Woodside, CA 94062

If you should have any questions, please do not hesitate to contact me.  Thank you for your cooperation.

Sincerely,

NAME:

DATE:

PHONE:

IV-1

Appendix V

NEXT
RELATED TRADING ACCOUNT
LETTER OF DIRECTION

To Whom This May Concern:

I, ___________________________ (print your name), currently maintain an investment account with your institution.  Due to my relationship with ______________________ (print employee’s name), who is an employee of NeXt, I hereby request that duplicate trade confirmations and monthly account statements be disseminated to the following address:

Attn: Chief Compliance Officer
NeXt
2965 Woodside Road
Woodside, CA 94062

If you should have any questions, please do not hesitate to contact me.  Thank you for your cooperation.

Sincerely,

NAME:

DATE:

PHONE:

V-1

Appendix VI

NEXT
INITIAL REPORT OF PRIVATE INVESTMENTS

In accordance with NeXt policies and procedures, please indicate whether you maintain private investments over which you have influence or control and in which any private investments are held for which you have a Beneficial Ownership.2  The term private investment is typically defined as an intangible investment and is very broadly construed by NeXt.  Examples of private investments may include equity in a business or company, a loan to a business or company, an investment in a hedge fund or limited partnership, or securities held in your home or in a safe deposit box.  Examples of investments that generally are not considered private investments are your primary residence, vacation home, automobiles, artwork, jewelry, antiques, stamps, and coins.

☐           I do maintain private investments.

☐           I do not maintain private investments.

If you indicated above that you do maintain private investments, please provide the information in the following table (use additional paper if necessary):

Description of Private Investment	Value of Private Investment	Approximate Acquisition Date	Does the private investment involve a company that has publicly traded debt or equity? (Yes/No)

I certify that this form and any attachments are accurate and complete and constitute all of my private investments.

Signature

Date	Print Name

1           You will be considered to have “Beneficial Ownership” in an investment if: (i) you have a Pecuniary Interest in the investment; (ii) you have voting power with respect to the investment, meaning the power to vote or direct the voting of the investment; or (iii) you have the power to dispose, or direct the disposition of, the investment.  You will be considered to have a “Pecuniary Interest” in an investment if you, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the investment. The term “Pecuniary Interest” is construed very broadly. The following examples illustrate this principle: (i) ordinarily, you will be deemed to have a “Pecuniary Interest” in all investments owned by members of your Immediate Family who share the same household with you; (ii) if you are a general partner of a general or limited partnership, you will be deemed to have a “Pecuniary Interest” in all investments held by the partnership; (iii) if you are a shareholder of a corporation or similar business entity, you will be deemed to have a “Pecuniary Interest” in all investments held by the corporation if you are a controlling shareholder or have or share investment control over the corporation’s investment portfolio; (iv) if you have the right to acquire equity security through the exercise or conversion of a derivative investment, you will be deemed to have a Pecuniary Interest in the investment, whether or not your right is presently exercisable; (v) if you are the sole member or a manager of a limited liability company, you will be deemed to have a Pecuniary Interest in the investments held by the limited liability company; and (vi) ordinarily, if you are a trustee or beneficiary of a trust, where either you or members of your Immediate Family have a vested interest in the principal or income of the trust, you will be deemed to have a Pecuniary Interest in all investments held by that trust.

VI-1

Appendix VII

NEXT
INITIAL REPORT OF OUTSIDE BUSINESS ACTIVITIES

In accordance with NeXt policies and procedures, please indicate whether you engage in any outside business activities.  Outside business activities include, but are not limited to, serving as owner, partner, trustee, officer, director, finder, referrer, or employee of another business organization for compensation, or any activity for compensation outside my usual responsibilities at NeXt.3

☐           I do engage in outside business activities

☐           I do not engage in any outside business activities

If you indicated above that you do engage in outside business activities, please complete the following table (use additional paper if necessary):

Name of Business Entity	Summary of Outside Business Activity	Summary of Compensation	Is the Business Entity Related to a Publicly Traded Company? (Yes/No)

I certify that this form and any attachments are accurate and complete and constitute all of my outside business activities.

Signature

Date	Print Name

3	Compensation includes salaries, director’s fees, referral fees, stock options, finder’s fees, and anything of present or future value.

NEXT INNOVATION CORP.

STATEMENT OF POLICY

ON INSIDER TRADING

Introduction

It is illegal for any person, either personally or on behalf of others, to trade in securities on the basis of material, non-public information.  It is also illegal to communicate (or “tip”) material, non-public information to others who may trade in securities on the basis of that information.  These illegal activities are commonly referred to as “insider trading.”

Potential penalties for each insider trading violation include imprisonment for up to 10 years, civil fines of up to three times the profit gained or loss avoided by the trading, and criminal fines of up to $1 million.  In addition, a company whose director, officer or employee violates the insider trading prohibitions may be liable for a civil fine of up to the greater of $1 million or three times the profit gained or loss avoided as a result of the director, officer or employee’s insider trading violations.  Furthermore, engaging in short-term trading or other speculative transactions involving the securities of NeXt Innovation Corp. (the “Company”) may subject you to additional penalties.

Moreover, your failure to comply with the insider trading policy of the Company, as set forth herein, may subject you to sanctions imposed by the Company, including dismissal for cause, whether or not your failure to comply with this policy results in a violation of law.

This memorandum sets forth the Company’s policy against insider trading.  The objective of this policy is to protect both you and the Company from securities law violations, or even the appearance thereof.  All directors, officers and employees (including temporary employees) of the Company, and of each of its affiliates and subsidiaries, including its investment adviser NeXt Asset Management, LLC (the “Adviser”), must comply with this policy.

You are encouraged to ask questions and seek any follow-up information that you may require with respect to the matters set forth in this policy.  Please direct any questions you may have to the Company’s Chief Compliance Officer.

Statement of Policy

It is the policy of the Company that no director, officer or employee (including a temporary employee) of the Company, or of any of its affiliates or subsidiaries, including the Adviser, and any other persons designated by the Chief Compliance Officer, or this policy, as being subject to this policy (collectively, the “Covered Persons”):
•
who is aware of material, non-public information relating to the Company, may, directly or indirectly through family members or other persons or entities, (a) buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 of the Securities Exchange Act of 1934), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside of the Company, including family and friends;

•
who, in the course of working for or on behalf of the Company, learns of material, non-public information about a company with which the Company does, or is proposing to do, business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material; or

•
may engage in any transaction involving the Company’s securities (including any stock plan transaction, gift, loan or pledge or hedge, contribution to a trust, or any other transfer) without first obtaining pre-clearance approval of the transaction by emailing the Chief Compliance Officer.

As a Covered Person, you are subject to the foregoing restrictions and to the other terms of this policy.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the policy.  The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

What information is material?  All information that an investor might consider important in deciding whether to buy, sell, or hold securities is considered material.  Information that is likely to affect the price of a company’s securities is almost always material.  Examples of some types of material information are:
•	financial results or expectations for the quarter or the year;
•	financial forecasts;
•	changes in dividends;
•	possible mergers, acquisitions, joint ventures and other purchases and sales of companies and investments in companies;
•	changes in customer relationships with significant customers;
•	obtaining or losing important contracts;
•	important product developments;
•	major financing developments;
•	major personnel changes; and
•	major litigation developments.

What is non-public information?  Information is considered to be non-public unless it has been effectively disclosed to the public.  Examples of such public disclosure include public filings with the Securities and Exchange Commission and company press releases.  Not only must the information have been publicly disclosed, but there must also have been adequate time for the market as a whole to digest the information.  Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered non-public until the third business day after public disclosure.

What transactions are prohibited?  When you know material, non-public information about the Company, you, your spouse and members of your immediate family living in your household are prohibited from the following activities:
•	trading in the Company’s securities (including trading in puts and calls for the Company’s securities);
•	having others trade for you in the Company’s securities; and
•	disclosing the information to anyone else who might then trade.
Neither you nor anyone acting on your behalf nor anyone who learns the information from you (including your spouse and family members) can trade.  This prohibition continues whenever and for as long as you know material, non-public information, even following your termination of employment or other relationship with the Company.

Although it is most likely that any material, non-public information you might learn would be about the Company or its affiliates or subsidiaries, these prohibitions also apply to trading in the securities of any other company, including any portfolio company or potential merger partner, about which you have material, non-public information.

Transactions by Family Members.  As noted above, the Company’s insider trading policy applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in the Company’s securities).  You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Company’s securities.

What is a Rule 10b5-1 trading plan?  Notwithstanding the prohibition against insider trading, Rule 10b5-1 of the Securities Exchange Act of 1934, and this policy permit a Covered Person to trade in the Company’s securities regardless of his or her awareness of inside information if the transaction is made pursuant to a pre-arranged trading plan that was entered into when the Covered Person was not in possession of material, non-public information.  This policy requires trading plans to be written and to specify the amount of, date on, and price at which the securities are to be traded or establish a formula for determining such items.  A Covered Person who wishes to enter into a trading plan must email the trading plan to the Chief Compliance Officer for his approval prior to the adoption of the trading plan, or any amendment of a previously adopted plan.  Further, trading plans may not be adopted when the Covered Person is in possession of material, non-public information about the Company.  A Covered Person may adopt, amend or replace his or her trading plan only during periods when trading is permitted in accordance with this policy.

Transactions Under Company Plans

Dividend Reinvestment Plan.  If you participate in the Company’s dividend reinvestment plan, this policy does not apply to purchases of the Company’s securities under that dividend reinvestment plan resulting from your automatic reinvestment of dividends paid on the Company’s securities.  However, your election to participate in the dividend reinvestment plan, or to increase your level of participation in the plan, would be subject to this policy, including its applicable black-out periods.  The policy also applies to your sale of any securities of the Company purchased pursuant to the plan.

Additional Prohibited Transactions

The Company considers it improper and inappropriate for any Covered Person to engage in short-term or speculative transactions in the Company’s securities.  It is therefore the Company’s policy that you may not engage in any of the following transactions:

Short-Term Trading.  Short-term trading of the Company’s securities by a director, officer or employee may be distracting to such person and may unduly focus such person on the Company’s short-term performance instead of the Company’s long-term business objectives.  For these reasons, if you purchase the Company’s securities in the open market, you may not sell any of the Company’s securities of the same class during the six months following such purchase.  In addition, Section 16(b) of the Securities Exchange Act of 1934 imposes short-swing profit restrictions on the purchase or sale of the Company’s securities by the Company’s officers and directors and certain other persons.

Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects.  In addition, short sales may reduce the seller’s incentive to improve the Company’s performance.  For these reasons, you may not engage in short sales of the Company’s securities.   In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits officers and directors, and certain other persons, from engaging in short sales.

Publicly Traded Options.  A transaction in options, puts, calls or other derivative securities is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that a Covered Person is trading based on inside information.  Transactions of this sort also may unduly focus such person on the Company’s short-term performance instead of the Company’s long-term business objectives.  Accordingly, you may not enter into any transactions involving options, puts, calls or other derivative securities of the Company’s securities, on an exchange or in any other organized market.  (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)

Hedging Transactions.  Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock.  These transactions allow the person to own the covered securities, but without the full risks and rewards of ownership.  When that occurs, the person may no longer have the same objectives as other shareholders.  Therefore, the Company strongly discourages any Covered Person from engaging in such transactions with respect to the Company’s securities.  In this regard, any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Chief Compliance Officer.  Such request for pre-clearance of a hedging or similar arrangement must be received at least two weeks before the Covered Person intends to execute the documents in connection with the proposed transaction and must set forth the reason for the proposed transaction.

Margin Accounts and Pledges.  Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call.  Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan.  Therefore, because a margin sale or foreclosure sale may occur at a time when you are aware of material, non-public information or you are otherwise not permitted to trade in the Company’s securities, you are prohibited from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan.  An exception to this prohibition may be granted where you wish to pledge the Company’s securities as collateral for a loan (not including margin debt) and clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities.  In this regard, any person who wishes to pledge the Company’s securities as collateral for a loan must email a request for approval to the Chief Compliance Officer at least two weeks prior to the proposed execution of the documents evidencing the proposed pledge.

Post-Termination Transactions.

The policy continues to apply to your transactions in the Company’s securities even after you have terminated employment.  If you are in possession of material, non-public information when your employment terminates, you may not trade in the Company’s securities until that information has become public or is no longer material.

Unauthorized Disclosure

As discussed above, the disclosure of material, non-public information to others can lead to significant legal difficulties.  Therefore, you should not discuss material, non-public information about the Company with anyone, including other employees, except as required in the performance of your regular duties. Also, it is important that only specifically designated representatives of the Company discuss the Company with the news media, securities analysts, and investors.  Inquiries of this type received by any employee should be referred to the Company’s investor relations contact.  Alternatively, such inquiries may be referred to the Chief Compliance Officer.

Pre-Clearance Procedures

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, Covered Persons, together with their immediate family members living in their households, may not engage in any transaction involving the Company’s securities (including any stock plan transaction, gift, loan or pledge or hedge, contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from the Chief Compliance Officer.

A request for pre-clearance should be emailed to the Chief Compliance Officer at least two business days in advance of the proposed transaction.  The Chief Compliance Officer is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade.

As noted above, any person subject to the pre-clearance requirements who wishes to implement a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, must first pre-clear the plan with the Chief Compliance Officer.  As required by Rule 10b5-1, Covered Persons may enter into a trading plan only when they are not in possession of material non-public information.  In addition, Covered Persons may not enter into a trading plan during a blackout period.  Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.

Blackout Periods

Quarterly Blackout Periods.  The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities.  Therefore, you can anticipate that, to avoid even the appearance of trading while aware of material, non-public information, Covered Persons will not be pre-cleared to trade in the Company’s securities during the period beginning one week prior to the end of the Company’s fiscal quarter and ending after the second full business day following the Company’s issuance of its quarterly earnings release or analyst conference call.  All Covered Persons are subject to these quarterly blackout periods.

Event-specific Blackout Periods.  From time to time, an event may occur that is material to the Company and is known by only a few Covered Persons.  So long as the event remains material and non-public, no Covered Persons may trade in the Company’s securities.  This restriction applies regardless of whether such persons have actual knowledge of the material event in question.  The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout.  If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Chief Compliance Officer will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout.  Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.  The failure of the Chief Compliance Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material, non-public information.

Hardship Exceptions.  A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell the Company’s stock in order to generate cash may, in appropriate circumstances, be permitted to sell such stock even during the blackout period.  Hardship exceptions may be granted only by the Chief Compliance Officer and must be requested at least two business days in advance of the proposed trade.  A hardship exception may be granted only if the Chief Compliance Officer concludes that the Company’s earnings information for the applicable quarter does not constitute material, non-public information.  Under no circumstance will a hardship exception be granted during an event-specific blackout period.

Questions about this Policy

Compliance by all Covered Persons with this policy is of the utmost importance both for you and for the Company.  If you have any questions about the application of this policy to any particular case, please immediately contact the Chief Compliance Officer.

Your failure to observe this policy could lead to significant legal problems, as well as other serious consequences, including termination of your employment.

Certifications

All Covered Persons must certify their understanding of, and intent to comply with, this policy.  A copy of the certification that all such persons must sign is attached to this policy.